                                                                  Exhibit  10.31





                AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE



                     ISSUED AND OUTSTANDING SHARE CAPITAL OF


                             AUTOTOTE NEDERLAND B.V.




                                 by and between





                              AUTOTOTE CORPORATION





                                       and





                              STICHTING HIPPO TOTO

                                     INDEX
                                     -----

    Artikel 1         Sale, Purchase, Initial Purchase Price               3
    Artikel 2         Completion, Payment                                  3
    Artikel 3         Initial Purchase Price Adjustments                   4
    Artikel 4         Further dealings in connection with completion       9
    Artikel 5         Warranties                                          11
    Artikel 6         Breach of warranties, non-fulfilment                12
    Artikel 7         Further indemnification                             13
    Artikel 8         Convenants                                          14
    Artikel 9         Secrecy                                             14
    Artikel 10        Miscellaneous                                       14

           AGREEMENT FOR THE SALE AND PURCHASE OF THE ENTIRE ISSUED
           --------------------------------------------------------
           AND OUTSTANDING SHARE CAPITAL OF AUTOTOTE NEDERLAND B.V.
           --------------------------------------------------------

This agreement, hereinafter referred to as: the "Agreement", is made this 30th day of June 1998;

by and between

1.     AUTOTOTE CORPORATION,
       having its registered office at 220 Continental Drive, Suite 407, Newark, DE 19713, United States of America, herein represented by Mr M.W.F. Oosterhuis, its attorney-in-fact, hereinafter referred to as: the "Purchaser";

and

2.     STICHTING HIPPO TOTO,
       having its registered office at Paleisstraat 5, 2514 JA, 's Gravenhage, the Netherlands, herein represented by its board consisting of Mr E.H. Hartman, Mrs. O.B. de Nooy-Bolwijn and Mr J.M.P.H. van der Zijden, hereinafter referred to as: the "Seller";

WHEREAS:
-------

(A) The Seller is the legal and beneficial owner of the entire issued and outstanding share capital of Autotote Nederland B.V. (the "Company"), a private company with limited liability whose registered office is at the Hague, the Netherlands, and whose share capital is divided into 4,000 ordinary shares, with a nominal value of NLG 1,000 each (hereinafter: the "Shares").

(B) The Company is the direct or indirect legal and beneficial owner of the entire issued and outstanding share capital of Hippo Toto Banen B.V. (hereinafter referred to as: the "Subsidiary") (the Company and the Subsidiary hereinafter collectively referred to as: the "Companies").

(C) The Seller wishes to sell and, in reliance upon, inter alia, the representations, warranties and undertakings in this Agreement as well as on the outcome of the due diligence investigations of the Companies which the Purchaser and its advisers have been permitted to carry out, the Purchaser wishes to purchase the Shares on the terms and conditions set out in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:
------------------------------

ARTICLE 1: SALE, PURCHASE, INITIAL PURCHASE PRICE
-------------------------------------------------

1.1 Subject to the conditions set out in Article 4.1 hereof, the Seller hereby sells the Shares to the Purchaser and the Purchaser hereby purchases the Shares from the Seller free from any and all liens, charges, claims, third party rights and encumbrances and together with all rights attaching to them.

1.2 The initial consideration for the purchase of the Shares by the Purchaser shall be NLG 1,- (in words: one Dutch Guilder) (hereinafter: the "Initial Purchase Price") which Initial Purchase Price may be adjusted in accordance with the provisions of Article 3 of this Agreement.

ARTICLE 2: COMPLETION, PAYMENT
------------------------------

2.1 Completion of the sale, purchase and transfer of the Shares (hereinafter: "Completion") will take place at the Rotterdam offices of Loeff Claeys Verbeke on June 30, 1998, or such later date as agreed upon between the Parties (hereinafter: the "Completion Date").

2.2 The transfer of the Shares shall be carried out by means of a notarial deed, in accordance with the form attached hereto as
              Schedule 1, to be executed by Mr. D.F.M.M. Zaman, civil law notary
              ----------
              in Rotterdam. Mr. Zaman is a civil law notary of Loeff Claeys Verbeke, the firm of the external legal advisors of the Purchaser. The Seller hereby acknowledges that it is aware of the provisions of Articles 9 and 10 of the "Guidelines concerning associations between civil law notaries (notarissen) and barristers/solicitors
                                          ----------
              (advocaten)" as established by the Board of the Royal Association
               ---------
              of Civil Law Notaries (Koninklijke Notariele Beroepsorganisatie).
                                     ----------------------------------------
              The Seller hereby explicitly agrees that Loeff Claeys Verbeke shall advise and act on behalf of the Purchaser with respect to this Agreement, any agreements resulting from this Agreement and/or any disputes resulting therefrom.

2.3 The Initial Purchase Price shall be paid by the Purchaser to the Seller on the Completion Date.

ARTICLE 3: INITIAL PURCHASE PRICE ADJUSTMENTS
---------------------------------------------

3.1 The Initial Purchase Price for the Shares has been agreed between the Parties on the basis that the net equity value of the Company as per the Completion Accounts shall be at least NLG 1,-- (in words: one Dutch Guilder) (hereinafter: the "Net Equity Value"), and that the tax losses ("fiscaal compensabele verliezen") of the Company shall be equal to an amount of approximately NLG 3,975,000 (in words: three million nine hundred seventy-five thousand Dutch Guilders), and in reliance on the representations and warranties set out in this Agreement and Schedule 2 hereto.
                                            ----------

3.2 The Parties agree that one or more provisions ("voorzieningen") will be included in the Accounts of the Company on an annual basis in connection with the realisation of any fiscal benefit to the Company resulting from the reduction of its taxable income over the period between January 1, 1998 up to and including December 31, 2002, through the set-off of its tax losses ("fiscaal compensabele verliezen") as determined by the Company's final assessment for corporate income tax for the year 1997 ("definitieve aanslag vennootschapsbelasting 1997") against its aggregate results during such period.

3.3 The maximum amount of the provision(s) ("voorziening(en)") to be provided for in the Accounts of the Company during the period as from January 1, 1998 up to and including December 31, 2002, if any, shall be determined by the Purchaser's Accountants on the basis of the final assessment for corporate income tax for the year 1997 ("definitieve aanslag vennootschapsbelasting 1997") as established by the tax inspector on the basis of the 1997 return. This maximum amount will be calculated on the basis of the following formula: 20% x the corporate income tax rate (currently, 35%) x the final tax loss carry forward as determined by the tax inspector on the basis of the 1997 return (the "Tax Loss Carry Forward"). The actual provision(s) to be included in the Accounts of the Company for the period as from January 1, 1998 up to and including December 31, 2002 will be (re)calculated on the basis of the taxable results of the Company during the period as from January 1, 1998 up to and including December 31, 2002, and will be set at a maximum of the Tax Loss Carry Forward, and subject to a total maximum provision for the period as from January 1, 1998 up to and including December 31, 2002 of the amount of the Tax Loss Carry Forward plus interest accrued thereon from the end of each tax year in which the Company has realized taxable earnings until the date of set-off for any Negative Adjustment or payment as per article 3.12 to be calculated on the basis of the average rate paid by ABN-AMRO Bank N.V. on accounts for entrepreneurs ("ondernemersrekening"). This amount will be due subject to the adjustment(s) on the basis of article 3.10 (f). Interest will only be calculated on the (positive) balance of the provision(s).

3.4 The amount(s) of the provision(s) to be included in the Accounts of the Company for the period as from January 1, 1998 up to and including December 31, 2002, if any, shall serve as security for the proper performance by the Seller of any and all payment obligations that may arise pursuant to or in connection with this Agreement in the period as from the Completion Date up to and including December 31, 2002. Any payment(s) to be made by the Seller to the Purchaser as a result of the breach by the Seller of one or more of the representations and warranties given by the Seller under this Agreement and in Schedule 2 hereto will be
                                                 ----------
              set-off against the provision(s) to be included in the Accounts of the Company in the period as from January 1, 1998 up to and including December 31, 2002, if any. To the extent that on December 31, 2002 as to be evidenced by the 2002 Accounts of the Company- after settlement of any and all claims of the Purchaser against the Seller under this Agreement, any balance is left in the provision(s) included in the Accounts of the Company during the period as from January 1, 1998 up to and including December 31, 2002, such balance plus all interest accrued thereon shall be paid by the Purchaser to the Seller as an extra payment to the Initial Purchase Price for the Shares (the "Positive Adjustment").

3.5 In the event that the Net Equity Value of the Company and its Subsidiary resulting from the balance sheet and profit and loss accounts of the Company and its Subsidiary as per the Completion Date (hereinafter: the "Completion Accounts") is less than NLG 1,-- (in words: one Dutch Guilder) (the "Negative Balance Sheet Adjustment") and/or certain of the representations and warranties set forth in Schedule 2 to this Agreement are not (yet) true and
                           ----------
              correct at the Completion Date or any date thereafter up to and including December 31, 2002 (the "Negative Warranties Adjustment"), the Parties have agreed that the Initial Purchase Price will be adjusted on a guilder-for-guilder basis to compensate the Purchaser for such failure on the part of the Seller (the Negative Balance Sheet Adjustment and the Negative Warranties Adjustment collectively referred to as the "Negative Adjustment"), under the condition, that any such Negative Adjustment can only be effected out of the monies present in the provision(s) ("voorziening(en)") to be included in the Accounts of the Company relating to the net fiscal benefit gained by the Company through the reduction of its taxable income, by setting-off its taxable income during the period as from January 1, 1998 up to and including December 31, 2002 against the (balance of its) tax losses ("fiscaal compensabele verliezen") resulting from the Company's final assesment for corporate income tax for the year 1997 ("definitieve aanslag vennootschapsbelasting 1997"), if any, and the total of any such Negative Adjustment(s) shall be limited to 20% of the corporate income tax that would have been due by the Company for the period as from January 1, 1998 up to and including December 31, 2002 when no loss carry forward would have been available to the Company as determined by the

              Company's final assessment for corporate income tax for the year 1997 ("definitieve aanslag vennootschapsbelasting 1997"), and subject to a total maximum provision for the period as from January 1, 1998 up to and including December 31, 2002 of the amount of the Tax Loss Carry Forward plus all interest accrued thereon to be calculated on the basis of the average rate paid by ABN-AMRO Bank N.V. on accounts for entrepreneurs ("ondernemersrekening") from January 1, 1998 through the end of each tax year in which the Company has realized taxable earnings until the date of set-off. No additional purchase price will be payable by the Purchaser to the Seller in the event the Net Equity Value of the Company and its Subsidiary as shown in the Completion Accounts is more than NLG 1,-- (in words: one Dutch Guilder).

3.6 To establish whether the Net Equity Value of the Company and its Subsidiary as per the Completion Date amounted to NLG 1,-- (in words: one Dutch Guilder) and whether the representations and warranties contained in sections 3 C.1 through C.4, D.1 through D.5, E.1 through E.6, F.4, H.1 and M.1 through M.5 contained in
              Schedule 2 hereto were true and correct on the Completion Date,
              ----------
              and appropriate reservations have been made in the Completion Accounts of the Company for any liabilities resulting therefrom, including but not limited to a provision of NLG 150.000 (in words: one hundred fifty thousand Dutch Guilders) for moving costs, and an adequate provision for advisory costs (legal/accounting/tax), the Purchaser will immediately after the Completion Date instruct KPMG Accountants N.V. (hereinafter: the "Purchaser's Accountant) to prepare the Completion Accounts, thereby applying the same accounting principles as those applied for the preparation of the June 28, 1998 interim accounts of the Company attached hereto as
              Schedule 3. The Purchaser's Accountant shall deliver the
              ----------
              Completion Accounts to the Seller ultimately within 1 month from the Completion Date.

3.7 In the event that the Net Equity Value of the Company and its Subsidiary is less than NLG 1,-- (say: one Dutch Guilder) as per the Completion Accounts and/or any one or more of the representations and warranties was not true as such and remains not met or untrue at the date of the report of the Purchaser's Accountant, the Purchaser's Accountant will include such information in the notes to the Completion Accounts and certify therein the amount of an Adjustment resulting therefrom.

3.8 The Completion Accounts (including the certificate referred to in the aforesaid article) shall be submitted to Seller by the Purchaser promptly after receipt.

3.9 The Seller shall have ten (10) days after receipt in which to notify the Purchaser in writing that it does not accept the Completion Accounts and/or the Negative Adjustment(s), failing which (if no such notice is given) it shall be deemed to have accepted the Completion Accounts and/or the Negative Adjustment(s). If such notice of non-acceptance is given, the Purchaser's and the Seller's accountants, Moret, Ernst & Young respectively, shall use their best endeavours to reach agreement on the Completion Accounts and the Negative Adjustment(s) (if any).

3.10 If, within the period of forty five (45) days after the date of Completion, neither the Purchaser and the Seller, nor their respective accountants, have reached agreement on the Completion Accounts, either of them may commence the following procedure in order to agree the Completion Accounts or to determine any Negative Adjustment(s), by giving written notice to the other that they elect to have such amounts determined by outside auditors (hereinafter: the "Accountant(s)").

              (a) The Accountant(s) shall be such registered accountant(s) ("register- accountants") as the Purchaser and Seller may agree in writing or, failing agreement on the identity of the Accountant(s) within five (5) days of the notice of election to refer to independent accountants, such registered accountant(s) as may be appointed for this purpose on the application of either party by the chairman of Netherlands Institute of Registered Accountants ("NIVRA").

              (b)    The Accountant(s) shall act on the following basis:

                     (i)    the Accountant(s) will act as expert;
                     (ii) his terms of reference shall be to determine the item or items in dispute, or the amount of the Adjustment(s), as notified to him in writing by either Seller or the Purchaser, within twenty (20) days of his appointment;
                     (iii) Seller and the Purchaser shall provide the Accountant(s) with all information which he reasonably requires;
                     (iv) the determination of the Accountant(s) shall be conclusive and binding on all Parties, save in the event of manifest error;
                     (v) Seller and the Purchaser shall bear the costs of the Accountant(s) in such manner as shall be determined by the Accountant(s).

              (c) In preparing the final completion accounts (the "Final Completion Accounts"), or preparing the determination of the Negative Adjustment(s), if any, the same basis and accounting principles (and their particular application) shall be used as applied to the Annual Accounts 1997, and those applied for the preparation of the interim accounts of the Company as referred to under article 3.6 it being understood that the Final Completion Accounts shall include a provision of NLG 150.000 (in words: one hundred fifty thousand Dutch Guilders) for moving costs, and an adequate provision for advisory costs (legal/accounting/tax).

3.11 Any claim of the Purchaser against the Seller for a breach of one or more of the representations and warranties contained in this Agreement and Schedule 2 hereto shall result in the set-off of such
                      ----------
        claim against one or more of the provision(s) ("voorziening") included in the Accounts of the Company in relation to the net fiscal benefit gained by the Company through the reduction of its taxable income, by setting-off its taxable income in the period as from January 1, 1998 up to and including December 31, 2002 against the (balance of its) tax losses ("fiscaal compensabele verliezen") resulting from the Company's final assessment for corporate income tax for the year 1997 ("definitieve aanslag vennootschapsbelasting 1997"), if any, subject to the obligation of the Purchaser to duly substantiate such claim in a written notice to the Seller, and the right of the Seller to dispute such set-off within fourteen (14) days of the date of receipt of such notice, failing which the Purchaser shall be entitled to make the requested set-off for the amount of the claim involved to be increased with an amount for interest calculated on the basis of the average rate paid by ABN-AMRO Bank N.V. on accounts for entrepreneurs ("ondernemersrekening") for the period as from the date the claim has arisen until the actual date of set-off against the provision(s) contained in the Accounts of the Company.

3.12          An amount equal to the balance of the provision(s) ("voorziening
                     (en)") (to be) included in the Accounts of the Company for the period as from January 1, 1998 up to and including December 31, 2002, in relation to the net fiscal benefit gained by the Company through the reduction of its taxable income during such period, by setting-off its taxable income earned during this period against the (balance of its) tax losses ("fiscaal compensabele verliezen") resulting from the Company's final assessment for corporate income tax for the year 1997 ("definitieve aanslag vennootschaps-
                     belasting 1997"), if any, shall, after the Negative Adjustment(s) referred to under article 3.5 above has been effected, be payable by the Purchaser to the Seller as a Positive Adjustment to the Initial Purchase Price for the Shares within 14 (fourteen) days after the Company's Accounts for the year 2002 have been adopted, provided the warranty period for the tax representations and warranties has expired at that time, or, alternatively, within 14 (fourteen) days after the warranty period for the tax representations and warranties has expired, under the condition that the Seller shall forthwith transfer the Positive Adjustment, if any, to the account of the Stichting Nederlandse Draf- en Rensport ("NDR"). If no balance is left of the provision(s) (to be) included in the Company's Accounts for the year 2002 the Purchaser shall be under no obligation whatsoever to pay any Positive Adjustment to the Initial Purchase Price for the Shares to the Seller.

        3.13 The Company shall keep the Seller or its successors informed of and will provide copies to the Seller of all tax returns and tax assesments relevant for the aforementioned purposes.

              3.14 Subject to the due performance of the preceding paragraphs, if the Purchaser shall have any claim for a breach, indemnity claim or warranty claim against the Seller under this Agreement in respect of any liability or deficiency which is taken into account in the determination of the Negative Adjustment, the amount of such liability or deficiency so taken into account shall be deducted from the relevant provision(a) to be included in the Accounts of the Company for the period as from January 1, 1998 up to and including December 31, 2002, save as aforesaid, preparation and acceptance of the determination of the Negative Adjustment or the Completion Accounts shall be without prejudice to any claim which the Purchaser may have against the Seller under or in respect of any breach of this Agreement.

ARTICLE 4: FURTHER DEALINGS IN CONNECTION WITH COMPLETION
---------------------------------------------------------

4.1           At Completion the Seller shall deliver to the Purchaser:

              (a) a copy of the shareholders' register of the Company in which the transfer of shares will have been registered;

              (b) a copy of the resignation letter of the board of directors of the Company dated June 30, 1998 together with the duly completed forms of the Chamber of Commerce of the Hague to register such resignation;

              (c) a copy of the resignation letter of the board of directors of the Subsidiary dated June 30, 1998 together with the duly completed forms of the Chamber of Commerce of the Hague to register such resignation;

              (d) a copy of the consent of the representatives of the employees ("personeelsvertegenwoordiging") of the Company dated June 19, 1998;

              (e)  a copy of the new totalisator license
              ("totalisatorbeschikking 1998") dated June 29, 1998 issued by the Ministry of Agriculture and Justice to the Company;

              (f) a copy of the letter of the Dutch social security board ("GAK") dated June 22, 1998 confirming that the franchisees ("wedkantoorbouders") of the Company are not considered as mandatory insured ("niet a verzekerden") under the Dutch social security laws in connection with the current exploitation agreement ("exploitatieovereenkornst") between the franchisees ("wedkantoorhouders") and the Company;

              (g) a copy of the letter of the Dutch tax authorities dated June 3, 1998 confirming its agreement with the fiscal unity created between the Company and its Subsidiary with retroactive effect as from December 12, 1996;

              (h) a copy of the letter of Moret, Ernst & Young, tax consultants of the Company, dated May 28, 1998 estimating the losses of the Company that may be set-off at an amount of NLG 3,975,000;

              (i) a copy of the letter of Moret, Ernst & Young, tax consultants of the Company, dated May 29, 1998, to the Dutch tax authorities signed by the latter for consent on June 6, 1998 confirming that the losses which may be set-off by the Company ("compensation verliezen") will follow from the tax returns of the Company over 1997;

              (j) a copy of the tax return filed by the Companies for the assessment of corporate income tax ("vennootschapsbelasting") due for the year 1996;

              (k) a copy of the duly executed Cooperation Agreement between the NDR ("a Nederlandse Draf- en Rensport") and the Company dated
              June 30, 1998;

              (l) a copy of the Annual Accounts 1997 of the Company and its Subsidiary;

              (m) a copy of the limited power of attorney granted by the Company to Mr a Ph. C.M. van Campen dated January 13, 1998;

              (n) a copy of the limited power of attorney granted by the Subsidiary to Mr a Ph. C.M. van Campen dated April 17, 1997; and

              (o) a copy of the Protocol executed between AbvaKabo and the Purchaser dated June 20, 1998.

              If for any reason the provisions of this clause are not fully complied with, the Purchaser may elect to rescind this Agreement or to fix a new date for Completion.

4.2 Seller will at the reasonable request of the Purchaser execute all documents and do all other acts and things as may reasonably be deemed necessary to give full effect to this Agreement and to the transfer the Shares.

ARTICLE 5: WARRANTIES
---------------------

5.1 Seller represents and warrants to the Purchaser that on the Completion Date each and every statement set out in Schedule 2
                                                                  ----------
              under the heading "Warranties" (hereinafter: the "Warranties Schedule") is true, complete, accurate and not misleading.

5.2 Any investigation carried out by the Purchaser and any information provided by the Seller to the Purchaser shall not discharge the Seller in any way from its obligations with respect to the warranties set out in the Warranties Schedule (hereinafter, collectively, the "Warranties"), unless specifically agreed otherwise.

              Each of the Warranties set out in the several paragraphs of the Warranties Schedule is separate and independent and is not limited by reference to any other paragraphs of the Warranties Schedule or by any other provision of this Agreement which is not expressly referenced to the Warranty concerned.

5.3 All information relating to the Company and its Subsidiary or to their respective assets or affairs which would be material to a purchaser for value of the Shares, undertakings or assets of the Company and/or the Subsidiary or which would have influenced the amount paid for the Shares and the provisions, conditions and Warranties set out in this Agreement is contained in this Agreement or in the schedules hereto and is true, accurate and fairly presented.

5.4 The Seller acknowledges that the Warranties are material and the accuracy of the Warranties in all respects is essential for the Purchaser's decision to enter into the Agreement.

ARTICLE 6: BREACH OF WARRANTIES, NON-FULFILMENT
-----------------------------------------------

6.1 In the event of breach of any of the Warranties by the Seller (hereinafter: "Breach") or non-fulfilment by the Seller of any other obligation contemplated by this Agreement (hereinafter:
              "Non-fulfilment"), the Seller shall indemnify the Purchaser and hold the Purchaser harmless from and against any and all damages and/or liabilities, without prejudice to any other remedies available to the Purchaser under Netherlands law.

6.2 The liability of the Seller for damages in connection with a Breach and/or any Non-fulfilment shall be fixed at the amount required to put the Purchaser - or, at the Purchaser's sole option, the Company or its Subsi-diary - in the position in which they (it) would have been if the relevant Breach and/or the relevant Non-fulfilment had not occurred.

              For the avoidance of doubt, it is hereby expressly agreed that the liability of the Seller shall include liability for all costs incurred by the Purchaser relating to the prevention or limitation of any loss or damage resulting from or arising as a result of any Breach and/or Non-fulfilment and in particular but without limitation shall include all legal and other similar costs incurred in instructing and using professional advisors.

6.3           The liability of the Seller in respect of the Warranties:

              shall continue indefinitely in respect of those Warranties set out in sections A.1 through A.2 and B.1 through B.5 of the Warranties Schedule (concerning the Companies, the Shares and the Subsidiary) but shall otherwise terminate:

                     (i) on December 31, 2002, in respect of those Warranties set out in sections E.1 through E.5 of the Warranties Schedule (concerning Taxes);

                     (ii) on June 30, 2000, the second anniversary of the Completion Date, in respect of all other Warranties set out in the Warranties Schedule;

                     except in respect of any claim made by the Purchaser of
              which notice in writing is given to the Seller before the relevant date;

              If any claim of the Purchaser for breach of Warranty is as a result of or in connection with a liability or alleged liability of a third party, the Purchaser shall take such action as they reasonably consider necessary to prevent or limit to the extent possible any loss or damage for which the Seller may be liable (including taking such action to avoid, dispute or contest such liability as is reasonably practicable) and the Purchaser shall take into account the reasonable interests of the Seller in doing so.

6.4 The liability of the Seller pursuant to any Negative Adjustment, any indemnification or the representations and warranties set forth in this Agreement and the Warranties Schedule attached hereto and the liability of the Purchaser to pay the Positive Adjustment, if any, shall in no event exceed the aggregate of the provisions made in the Accounts of the Company in relation to the net fiscal benefit gained by the Company through the reduction of its taxable income, by setting-off its taxable income earned in the period as from the Completion Date up to and including December 31, 2002 against the (balance of its) tax losses ("fiscaal compensabele verliezen") resulting from the Company's final assessment for corporate income tax 1997 ("definitieve aanslag vennootschapsbelasting 1997"), if any, up to a maximum amount of the Tax Loss Carry Forward plus all interest accrued thereon to be calculated on the basis of the average rate paid by ABN-AMRO Bank N.V. on accounts for entrepreneurs ("ondernemersreke-ning") for the period as from January 1, 1998 through December 31, 2002.

6.5 The liability provisions set forth in this Agreement constitute the entirety of the rights and remedies to which the Purchaser shall be entitled and the Purchaser explicitly waives any and all claims it has or may appear to have based on the negotiation, entering into or carrying out of this Agreement against any of the members of the board of the Seller or any of the employees of the Companies personally.

ARTICLE 7: FURTHER INDEMNIFICATION
----------------------------------

The Seller shall indemnify the Purchaser, the Company and the Subsidiary and shall hold the Purchaser, the Company and the Subsidiary harmless against:

(a) any and all liabilities, claims and costs incurred by the Company and/or the Subsidiary in connection with any guarantees, sureties, warranties and/or statements of (several) liability issued by the Company and/or the Subsidiary on behalf or in favour of third parties and any legal (wettelijke) or contractual liability for obligations (including tax obligations) of third parties, to the extent that no sufficient provision has been included in the consolidated annual accounts of the Company and the Subsidiary for the financial year 1997, and the Completion Accounts;

(b) rights of recourse of third parties against the Company and/or the Subsidiaries, to the extent that no sufficient provision has been included in the Annual Accounts of the Company for the year 1997, and/or the Completion Accounts.

ARTICLE 8: COVENANTS
--------------------

8.1 The Parties agree that on or prior to the Completion Date the Company shall against payment of a purchase price of NLG 1 (one Dutch Guilder) sell and assign to the Seller the subordinated loan of NLG 1,800,000 (in words: one million eight hundred thousand Dutch Guilders) granted by the Company to the NDR and as to be written off to NLG 1,-- (one Dutch Guilder) in the 1997 Accounts of the Company.

8.2 The Seller agrees with the Purchaser that it will, at the direction of the Purchaser, present any claim against the SENS in relation to the Share Purchase Agreement concluded between the Seller and the Purchaser on December 31, 1997, if and in as far as any such claim will arise prior to July 16, 1998. The proceeds resulting out of any proceedings initiated by the Seller against the SENS prior to July 16, 1998 shall be for the benefit of the Purchaser.

ARTICLE 9: SECRECY
------------------

The Seller covenants and agrees with the Purchaser that it shall not (and shall procure that its respective officers and members of its boards of managing directors, the Subsidiary and the respective officers and members of the board of managing directors of the Subsidiary shall not) at any time divulge, furnish or make accessible to anyone:

(a) any confidential or secret knowledge or information with respect to any aspect of the business of the Company and/or the Subsidiary; or

(b) any customer or suppliers list or other information relating to the customers or suppliers of the Company and/or the Subsidiary or persons who have dealings with any of the Company and/or the Subsidiary whether or not confidential.

ARTICLE 10: MISCELLANEOUS
-------------------------

10.1 This Agreement represents the entire understanding and agreement between the Purchaser and the Seller with respect to the purchase and sale of the Shares and supersedes all previous agreements, both in writing and oral, including correspondence.

10.2 Headings are for ease of reference only and shall not affect the interpretation of this agreement.

10.3 Any notice or other communication in connection with this Agreement shall be in writing and be mailed to the following addresses or to such other addresses in the Netherlands as the parties shall have given notice of pursuant to this clause:

              Purchaser:
              ---------

              Name          :      Autotote Corporation
              Address              :     220 Continental Drive, Suite 407
                                         Newark, Delaware 19713
              Fax                  :     00 1 302 452 5382
              Attn.                :     Mr L.J. Corneck/Mr R. Weil



              Seller:
              ------

              Name          :      Stichting Hippo Toto
                                         c/o De Brauw Blackstone Westbroek
              Address              :     Zuid-Hollandlaan 7
                                         The Hague, 2509 LW
              Fax                  :     070 - 324 7997
              Attn.                :     Mr E.D. Wiersma

10.4 Except as provided for in the Completion Accounts each party will bear its own costs and expenses in relation to the entry into, execution and performance of this Agreement, including all negotiations, preparations and investigations.

10.5 No party shall make or permit any person connected with him to make any announcement concerning this sale and purchase or any matter in connection with this Agreement before, on or after the Completion Date except as required by law or with the written approval of the other parties.

10.6 The Purchaser shall at any and all times be entitled to appoint another company within its group of companies to purchase the Shares.

10.7 This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

10.8 All disputes between the parties hereto arising under or in connection with this Agreement or further agreements resulting from this Agreement including all disputed claims for breach by either party or any representation, warranty, undertaking or covenant on its part under this Agreement, shall be resolved by arbitration in accordance with the rules of the Netherlands Arbitration Institute in Rotterdam, provided always that the parties have the right to settle any such dispute in summary proceedings and the right to obtain seizure. The arbitrator(s) shall decide according to the rules of the law. The arbitral proceedings shall be conducted in the English language. The place of arbitration shall be Rotterdam.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto in duplicate on the date set out on page one.


1. AUTOTOTE CORPORATION

------------------------------
By     : Mr M.W.F. Oosterhuis
Its    : attorney-in-fact



2.  STICHTING HIPPO TOTO


------------------------                 ---------------------------------------
    By : Mr E.H. Hartman                 By     :  Mrs. O.B de Nooy-Bolwijn
Its    : board member                           Its    :  board member



-----------------------------------------
By     : Mr J.M.P.H. van der Zijden
Its    : board member